Exhibit 99.1

NOTICE OF BLACKOUT PERIOD

TO:	Directors and Executive Officers of Exelixis, Inc.

FROM:	James B. Bucher, Vice President, Corporate Legal Affairs and Secretary

DATE:	December 14, 2012

Please be advised that on December 14, 2012 Exelixis, Inc. (the “Company”) received the attached notice of an upcoming suspension period from the plan administrator for the Exelixis, Inc. 401(k) Plan (the “401(k) Plan”) indicating that there will be a period of time, beginning at 4:00 p.m., Eastern time, on January 14, 2013 and expected to end on or before January 17, 2013 (the “Plan Blackout Period”), when 401(k) Plan participants will be unable to perform exchanges, make future investment elections, obtain a loan, obtain a distribution, or exercise rights otherwise available with respect to the portion of their account invested in the Exelixis Stock Fund. The temporary suspension is required to facilitate the conversion of the Exelixis Stock Fund under the 401(k) Plan from a unitized basis to a real-time traded basis.

Even if you are not a participant in the 401(k) Plan, you will be prohibited from trading in the Company’s securities, including the Company’s common stock or other equity securities, other than exempt transactions, until the expiration of the Plan Blackout Period.

Although the Plan Blackout Period falls during a period in which your trading will already be restricted under our trading window policy, federal securities laws require us to provide this notice to you as a director or executive officer of the Company.

If you participate in the 401(k) Plan, you will be prohibited from performing transactions relating to the Exelixis Stock Fund under the 401(k) Plan during the Plan Blackout Period. During this period, you will further be prohibited from trading in the Company’s equity securities, outside of the context of the 401(k) Plan, if those securities were acquired in connection with your service or employment as a director or executive officer of the Company. Finally, certain transactions are exempt from the prohibition – please contact the Company’s Vice President, Corporate Legal Affairs and Secretary for further information or questions.

Any pending purchase or sale orders involving the Company’s securities that could be executed during the Plan Blackout Period must be canceled, unless they are part of a written trading plan that has been cleared by the Company’s Vice President, Corporate Legal Affairs and Secretary or are otherwise exempt transactions. Please refer to the Company’s Code of Conduct and Ethics and the Company’s Insider Trading Policy and the Supplement and Addendum thereto (collectively, the “Insider Trading Policy”) for further information and remember that you are prohibited from using or sharing insider information for stock trading purposes or for any other purpose except to conduct the Company’s business. Once the Plan Blackout Period ends, you will still be subject to the requirements that transactions in the Company’s securities occur during established trading windows and be pre-cleared in accordance with the Insider Trading Policy.

If you have any questions regarding this notice, please contact:

James B. Bucher

Vice President, Corporate Legal Affairs and Secretary

210 East Grand Avenue

South San Francisco, CA 94080

650-837-7251

jbucher@exelixis.com

December 14, 2012

Important Notice Concerning Your Rights Under the Exelixis, Inc. 401(k) Plan.

This notice is to inform you that the Exelixis, Inc. 401(k) Plan will be changing from the Exelixis Stock Fund units to Exelixis Stock Fund real-time trading.

Dear Participant:

We are announcing a change to “Real-Time Trading” in the Exelixis Stock Fund currently offered in the Exelixis, Inc. 401(k) Plan (the “Plan”).

Currently, the Exelixis Stock Fund is a unitized fund (stocks are held in units as opposed to shares). Each unit is made up of company stock plus a small cash position. During the conversion to the real-time environment, the cash portion of the stock fund will be used to purchase additional shares of Exelixis Common Stock. Once the fund is converted, you will trade actual shares of stock instead of units. Trades in the Real-Time Trading environment settle in three days, as opposed to unitized stock, which settles in one day.

Trading stock in a real-time environment means that you can direct the Plan’s “buy” or “sell” trade for your exchange into or out of company stock, and the order is immediately sent to the Plan’s broker during normal market hours* and is then eligible for execution. However, please note that trading in company stock into or out of the Exelixis Stock Fund is subject to Exelixis’ Statement of Policy Regarding Securities Trades by Company Personnel (the “Insider Trading Policy”). In addition, the Insider Trading Policy applies to an election to borrow money against your Plan account if the loan would result in a liquidation of some or all of your Exelixis Stock Fund balance, and to the repayment of a plan loan if some or all of the payments would be allocated to the Exelixis Stock Fund. In addition, if you have been designated by Exelixis as a company insider subject to the Supplement to the Insider Trading Policy for Directors, Executive Officers and Certain Other Employees (the “Insider Trading Policy Supplement”), you may not trade in company stock into or out of the Exelixis Stock Fund unless such trade occurs during an open trading window and has been pre-cleared in accordance with the Insider Trading Policy Supplement. Trading by Exelixis insiders is also subject to the completion of applicable documentation required by Fidelity Investments®.

There are two provisions that will remain in place after the transition. First, Exelixis Common Stock is a permitted investment option only for company matching contributions. And second, you must be fully vested or a non-active employee to trade Exelixis Common Stock in the Plan.

It will take a few days to transition the stock from the unitized stock fund to Real-Time Trading at Fidelity Investments®. This notice provides you with important information so that you can plan ahead for the transition period. Included is information about:

•	Planning Ahead for the Blackout Period

•	Calendar of Events

•	Investment Option Description

Planning Ahead for the Blackout Period

In order to ensure that all information is transferred accurately, the portion of your Plan account invested in the Exelixis Stock Fund will be restricted from the following transactions: you will be unable to perform exchanges, make future investment elections, obtain a loan, or obtain a distribution. You will be unable to exercise these rights during the “Blackout Period” which begins at 4:00 p.m., Eastern time, on January 14, 2013 and is expected to end on January 17, 2013.

Exelixis wants to remind you that it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify the portion of your Plan account invested in the Exelixis Stock Fund during the Blackout Period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the Blackout Period, and you would not be able to direct the sale of such stocks from your account during the Blackout Period.

Calendar of Events**

Please review the calendar of events so that you can understand how account activities will be affected during the Blackout Period. This calendar will help you plan for any transactions that you would like to make before the Blackout Period begins.

Date	Plan Activities	What this means to you
January 14, 2013 by 4 p.m., Eastern Time	Last day to change how your future contributions will be invested in the Exelixis Stock Fund.	After this date, you cannot allocate any future contributions to the Exelixis Stock Fund until after the Blackout Period ends. (expected for January 17, 2013).

January 14, 2013 by 4 p.m., Eastern Time	Last day to request a loan, in-service withdrawal or full distribution from the Exelixis Stock Fund.	After this date, you cannot request a loan, in-service withdrawal, hardship withdrawal or full distribution from the Exelixis Stock Fund until after the Blackout Period ends (expected for January 17, 2013).

January 14, 2013 by 4 p.m., Eastern Time	Last day to request an exchange (transfer) into or out of the Exelixis Stock Fund or check your Exelixis Stock Fund balance.	After this date, you cannot request an exchange into or out of the Exelixis Stock Fund until after the Blackout Period ends (expected for January 17, 2013).

January 16, 2013	Exelixis Stock Fund balances will begin converting from units to shares within participant accounts.	Your Plan assets that were invested in the Exelixis Stock Fund (units) will be transferred to the Exelixis Stock (real-time trading).

January 17, 2013	The Blackout Period for the Exelixis Stock (real-time trading) is expected to end.

You can now:

•   Exchange (transfer) into or out of the Exelixis Stock (real-time trading)

•   Allocate future investment elections to the Exelixis Stock (real-time trading)

•   Request loans, withdrawals and distributions

•   Check and review your Exelixis Stock Fund balance

**	The effective date of Plan changes and the end of the transition period depends upon the transfer of data. To ensure accurate data transfer, the delivery of services and investment options described in this notice could be delayed.

Investment Option Description

Exelixis Stock (ticker EXEL)

Fund Code: RTYI

What It Is:

Shares of Exelixis, Inc. Common Stock. This is neither a mutual fund nor a diversified or managed investment option.

Goal:

Seeks to increase the value of your investment over the long term by investing in the stock of your employer or its affiliate.

What It Invests In:

Invests in the Common Stock of Exelixis or its affiliate. As with any stock, the value of your investment may go up or down depending on how the company’s stock performs in the market. Investing in a non-diversified, unmanaged single stock inherently involves more investment risk than investing in a diversified fund. Performance is directly tied to the performance of the company, as well as to that of the stock market as a whole. When you exchange into or out of this stock, your transaction is generally processed on a real-time basis. Other purchase and sale requests, such as contributions, distributions or other transactions, are aggregated and stock orders are typically sent to market on the following business day. These transactions, which may take multiple days to complete in some circumstances, are based on the volume-weighted average trade price. The amount of an investment option that may be sold to exchange into stock is subject to reserve requirements. Industry-standard settlement periods apply to sales of stock. Commissions and other transaction fees will apply to transactions involving this investment. Share price and return will vary.

Exelixis Insider Trading Policy:

Trading in company stock into or out of the Exelixis Stock Fund is subject to Exelixis’ Statement of Policy Regarding Securities Trades by Company Personnel (the “Insider Trading Policy”). In addition, the Insider Trading Policy applies to an election to borrow money against your Plan account if the loan would result in a liquidation of some or all of your Exelixis Stock Fund balance, and to the repayment of a plan loan if some or all of the payments would be allocated to the Exelixis Stock Fund. In addition, if you have been designated by Exelixis as a company insider subject to the Supplement to the Insider Trading Policy for Directors, Executive Officers and Certain Other Employees (the “Insider Trading Policy Supplement”), you may not trade in company stock into or out of the Exelixis Stock Fund unless such trade occurs during an open trading window and has been pre-cleared in accordance with the Insider Trading Policy Supplement. Trading by Exelixis insiders is also subject to the completion of applicable documentation required by Fidelity Investments®.

Footnote:

You have the right to direct Fidelity Management Trust Company (“The Trustee”) concerning shareholder rights, such as the right to vote or tender, for all shares of Exelixis Stock Fund credited to your account. The Trustee will hold your decision with respect to the exercise of shareholder rights in confidence, except to the extent required by law. In addition, the Exelixis will not review information concerning any individual participant’s purchase, holding or sale of Exelixis Stock unless required to fulfill its fiduciary obligations, to ensure compliance with Exelixis’ Insider Trading Policy and the Insider Trading Policy Supplement, or by applicable law. The plan fiduciary responsible for monitoring compliance with the confidentiality procedures is:

Laura Dillard

210 East Grand Avenue

South San Francisco, CA 94080

650-837-7293

benefits@exelixis.com

Questions?

For more information or if you have any questions, please call the Fidelity Retirement Benefits Line toll-free at 1-800-294-4015, Monday through Friday (excluding New York Stock Exchange holidays) between 8:30 a.m. and 8:00 p.m., local time, to speak with a Service Center Representative.

The investment options available through the plan reserve the right to modify or withdraw the exchange privilege.

The Plan is intended to be a participant-directed plan as described in Section 404(c) of ERISA, which means that fiduciaries of the Plan are ordinarily relieved of liability for any losses that are the direct and necessary result of investment instructions given by a participant or beneficiary.

Unless otherwise noted, transaction requests confirmed after the close of the market, normally 4 p.m. Eastern time, or on weekends or holidays, will receive the next available closing prices. Requests received by Fidelity to sell units of a unitized stock fund before the close of the market will be processed at that day’s closing price only if there is sufficient liquidity in the fund. If not, requests to sell units of the stock fund will be suspended. As liquidity is restored, suspended transactions will be processed, generally on a first-in, first-out basis, at the closing price for the processing date. Please contact Fidelity to learn if your request to sell units of your plan’s unitized stock fund has been suspended. On rare occasions, market conditions, systems availability or other circumstances may prevent Fidelity from accepting your real-time company stock exchange transaction. In that event, no company stock exchange will be allowed and you will not be able to direct a real-time trade. You will be asked to try again at a later time. Neither the plan, nor your employer or Fidelity will be responsible for any losses, damages, or missed price opportunities in these circumstances.

Please be sure you understand the plan guidelines and impact of taking a loan before initiating a loan from your plan account.

Please be sure you understand the tax consequences of any withdrawal from the plan.

Unless otherwise noted, transaction requests confirmed after the close of the market, normally 4 p.m. Eastern time, or on weekends or holidays, will receive the next available closing prices. If you invest in a share-accounted company stock fund, the plan’s trades will determine the transaction price for the company stock. These transactions may be subject to delayed settlement.

*	Response time may be subject to market conditions and systems availability.

Fidelity Investments Institutional Services Company, Inc., 82 Devonshire St., Boston, MA 02109 391261

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